UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 22, 2011 (August 16, 2011)

MagnaChip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A., 74, rue de Merl, B.P. 709, L-2017 Luxembourg, Grand Duchy of Luxembourg	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective August 16, 2011, Gidu Shroff has resigned his position as a director of MagnaChip Semiconductor Corporation (the “Company”). Mr. Shroff served on the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Shroff’s resignation was not a result of any disagreement with the Company or its executive officers, or any matter relating to the Company’s operations, policies or practices.

(d) Effective August 19, 2011, the Board of Directors of the Company (the “Board”) has appointed Ilbok Lee as a Class I director of the Company to fill the vacancy created by the resignation of Mr. Shroff and to serve until Dr. Lee’s successor is duly elected and qualified, or until Dr. Lee’s earlier resignation, removal, death or disability. The Board has appointed Dr. Lee to the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Pursuant to the Company’s compensation policy for independent directors, the Board has approved an annual cash retainer of $50,000 for Dr. Lee and, effective as of August 19, 2011, the Board granted to Dr. Lee an option under the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan to purchase 25,000 common shares of the Company at an exercise price per share equal to the market price on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: August 22, 2011	By:	/s/ John McFarland
John McFarland Executive Vice President, General Counsel and Secretary